Exhibit 23.3





                    CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Miller Building Systems, Inc. on Form S-8 (File Nos. 33-88158 and 33-50512), and in the related Prospectus, of our report dated August 6, 1996, (except as to the information presented in Note I for which the date is August 12, 1996), on our audits of the consolidated financial statements and financial statement schedule of Miller Building Systems, Inc. and subsidiaries as of June 29, 1996 and July 1, 1995, and for the years ended June 29, 1996, July 1, 1995 and July 2, 1994, which report is included in this Annual Report on Form 10-K.









                                   COOPERS & LYBRAND L.L.P.








South Bend, Indiana
September 20, 1996